EXHIBIT 10.45

9 May 2007

Todd Simpson

Dear Todd:

In order for Ditech to support its current and prospective customers, you have agreed to an 18 month assignment as part of your role at Ditech Networks, Inc, as Vice President, Marketing, which includes responsibility for all current functions within the Marketing Organization including Product Management, Product Marketing and Marketing Communications.  In fulfilling this role we have all agreed that you will transfer, on a temporary basis, from the Calgary, Canada office to our Mountain View, California Headquarters.

Below are the particulars of the assignment and transfer.

•                  The assignment duration is 1 June 2007 through 30 November 2008.

•                  You will continue to report to the President and CEO.

•                  Your base salary will remain C$19187.50* per month, annualized to C$230, 250. This amount will continue to be paid to you through our Canadian Company.

•                  FY 2008 Executive Bonus Program: Subject to approval by the Compensation Committee of the Board of Directors, you will be eligible to participate in Ditech’s FY 2008 Executive Bonus Program.  For FY 2008, your bonus has a target of 45% of your base salary (amount paid if all aspects of the plan are achieved).  The actual bonus payout will be determined by corporate performance against revenue and profit targets, as well as individual and corporate achievement against specific established goals.  The actual bonus payout will be determined at the end of the fiscal year (and also require approval from the Compensation Committee of the Board of Directors).  This program is reviewed annually and may be modified or cancelled at any time at the discretion of the CEO & President and/or the Board of Directors.

•                  As part of the transfer, we welcome you to move your immediate family (spouse and two children) to the Mountain View area for the 13 month period of July 2007 through July 2008.  When your family is not in residence (relocated to Mountain View), Ditech will supply you with lodging.  It is also understood that you will be bringing your personal vehicles from Canada (travel reimbursement subject to limits shown below).

•                  In addition to your benefits provided as an employee of our Canadian company, your benefit package in the United States will include private health, dental and vision insurance coverage beginning July 1, 2007 or sooner as your family relocation dictates.

•                  Relocation Assistance – For so long as you are employed by Ditech Networks, Inc, we will pay for the following in connection with the above 13 month relocation, to assist with the move from Calgary, Canada to the Mountain View area in California.  Ditech will provide you with coverage for expenses for the July 2007 through July 2008 time period (13 months), by category up to the limits as shown:

•	Monthly housing allowance $8,000/month	$104,000
•	Monthly family travel (ongoing) $500/month	6,500
•	Shipment of goods (round trip)	16,000

•	Relocation travel for four (round trip)	3,000
•	Vehicle smog upgrade & registration	6,000
•	US tax returns	5,000
•	Tax cost for equalization	47,000
•	Miscellaneous Expenses	10,000

•                  In accepting the housing allowance and relocation of goods payments you agree to provide insurance coverage sufficient to cover all replacement costs, as well as liability coverage appropriate for the circumstance.

•                  The changes and transfer shall commence as mutually agreed once your US work and residence visas are approved.

You further agree that employment with Ditech is at-will. Employment at-will means that either Ditech or the employee can terminate the employment relationship at any time for any or no reason.

If, however, the reason for termination is due to your conduct that was knowingly fraudulent or deliberately dishonest or that constituted willful misconduct, or 2) on account of conduct that constituted a breach of your duty of loyalty to Ditech or resulted in any personal profit or advantage to which you were not legally entitled, then, all payments and benefits outlined in this agreement will cease immediately, as will all other Ditech Inc. plans and benefits.

Should your employment with Ditech Inc. be terminated at Ditech’s convenience (not for cause) we agree: 1) To the extent allowed under US immigration law, to continue to pay you and your monthly housing expenses, as shown above, until your children have completed their school year here, 2) Your relocation benefits to allow you to relocate back to your home in Canada will be paid in accordance with the agreement as shown above, 3) And to provide tax assistance in the form of US Tax returns and tax equalization for the period of time you worked in the US.

The other terms and conditions of your employment remain the same.

Sincerely,	Accepted by:

/s/ Lowell Trangsrud	/s/ Todd Simpson	June 4, 2007
Lowell Trangsrud	Todd Simpson	Date
Executive Vice President and	Vice President, Marketing
Chief Operating Officer

* This amount may be changed through the usual and customary salary review process and approved by the Board of Directors of the Company.